EXHIBIT 15(c)

                                 CLASS C SHARES
                                DISTRIBUTION PLAN
                             PURSUANT TO RULE 12b-1


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                              PHOENIX-SENECA FUNDS
                                  (the "Fund")

                                 CLASS C SHARES
                                DISTRIBUTION PLAN
                             PURSUANT TO RULE 12b-1
                                    under the
                         INVESTMENT COMPANY ACT OF 1940


1.       Introduction

         The Fund and Phoenix Equity Planning Corporation (the "Underwriter"), a broker-dealer registered under the Securities Exchange Act of 1934, have entered into an Underwriting Agreement pursuant to which the Underwriter will act as principal underwriter of each class of shares of the Fund for sale to the permissible purchasers. The Trustees of the Fund have determined to adopt this Distribution Plan (the "Plan"), in accordance with the requirements of Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act") with respect to Class C shares of each Portfolio ("Portfolio") of the Fund and have determined that there is a reasonable likelihood that the Plan will benefit the Fund and its Class C shareholders.

2.       Rule 12b-1 Fees

         The Portfolio shall reimburse the Underwriter, at the end of each month, up to a maximum on an annual basis of 0.75% of the average daily value of the net assets of the Portfolio's Class C shares, subject to any applicable restrictions imposed by rules of the National Association of Securities Dealers, Inc., for distribution expenditures incurred by the Underwriter subsequent to the effectiveness of this Plan, in connection with the sale and promotion of the Class C shares of the Portfolio and the furnishing of services to Class C shareholders of the Portfolio. Such expenditures shall consist of: (i) commissions to sales personnel for selling Class C shares of the Portfolio (including underwriting commissions and finance charges related to the payment of commissions); (ii) compensation, sales incentives and payments to sales, marketing and service personnel; (iii) payments to broker-dealers and other financial institutions which have entered into selling agreements with the Underwriter for services rendered in connection with the sale and distribution of Class C shares of the Portfolio; (iv) payment of expenses incurred in sales and promotional activities, including advertising expenditures related to the Class C shares of the Portfolio; (v) the costs of preparing and distributing promotional materials; (vi) the cost of printing the Portfolio's Prospectus and Statement of Additional Information for distribution to potential investors; and
(vii) such other similar services that the Trustees of the Fund determine are reasonably calculated to result in the sale of Class C shares of the Portfolio. The Portfolio shall also pay the Underwriter, at the end of each month, an amount on an annual basis equal to 0.25% of the average daily value of the net assets of the Portfolio's Class C shares, as compensation for providing personal service to shareholders, including assistance in connection


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with inquiries relating to shareholder accounts, and for maintaining shareholder accounts (the "Service Fee").

         Any reduction to amounts payable under this Plan shall first be to the extent of the Service Fee, and then from the balance of the 12b-1 Fee.

         Amounts paid or payable by the Portfolio under this Plan or any agreement with any person or entity relating to the implementation of this Plan ("related agreement") shall only be used to pay for, or reimburse payment for, the distribution expenditures described in the preceding paragraph and shall, given all surrounding circumstances, represent charges within the range of what would have been negotiated at arm's length as payment for the specific services and activities to be financed hereunder and any related agreement. Distribution expenses not reimbursed during any year because of the limitation on reimbursements for such expenses may be carried over and paid in future years when actual expenses are less than the annual limit. In the event of the termination of this Plan the Portfolio's obligation to pay any current or unreimbursed expense balance shall terminate.

3.       Reports

         At least quarterly in each year this Plan remains in effect, the Fund's Principal Accounting Officer or Treasurer, or such other person authorized to direct the disposition of monies paid or payable by the Fund, shall furnish to the Trustees of the Fund for their review, and the Trustees shall review, a written report complying with the requirements of Rule 12b-l under the Act regarding the amounts expended under this Plan and the purposes for which such expenditures were made.

4.       Required Approval

         This Plan shall not take effect until it, together with the Underwriting Agreement, has been approved by a vote of at least a majority of the Fund's Trustees as well as a vote of at least a majority of the Trustees of the Fund who are not interested persons (as defined in the Act) of the Fund and who have no direct or indirect financial interest in the operation of this Plan or in any related agreement (the "Disinterested Trustees"), cast in person at a meeting called for the purpose of voting on this Plan or any related agreement and this Plan shall not take effect with respect to any Portfolio of the Fund until it has been approved by a vote of at least a majority of the outstanding voting Class C shares of each Portfolio (as such phrase is defined in the Act).

5.       Term

         This Plan shall remain in effect for one year from the date of its adoption and may be continued thereafter if specifically approved at least annually by a vote of at least a majority of the Trustees of the Fund as well as a majority of the Disinterested Trustees. This Plan may be


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amended at any time, provided that (a) the Plan may not be amended to increase materially the amount of the distribution expenses provided in Paragraph 2 hereof (including the Service Fee) without the approval of at least a majority of the outstanding voting securities (as defined in the Act) of the Class C shares of each Portfolio of the Fund and (b) all material amendments to this Plan must be approved by a majority vote of the Trustees of the Fund and of the Disinterested Trustees cast in person at a meeting called for the purpose of such vote.


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6.       Selection of  Disinterested Trustees

         While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Fund shall be committed to the discretion of the Disinterested Trustees then in office.

7.       Related Agreements

         Any related agreement shall be in writing and shall provide that (a) such agreement shall be subject to termination, without penalty, by vote of a majority of the outstanding voting securities (as defined in the Act) of the Class C shares of each Portfolio of the Fund on not more than 60 days' written notice to the other party to the agreement and (b) such agreement shall terminate automatically in the event of its assignment.

8.       Termination

         This Plan may be terminated at any time by a vote of a majority of the Disinterested Trustees or by a vote of a majority of the outstanding voting securities (as defined in the Act) of the Class C shares of each Portfolio of the Fund. In the event this Plan is terminated or otherwise discontinued, no further payments hereunder will be made hereunder.

9.       Records

         The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to Paragraph 3 hereof, and any other information, estimates, projections and other materials that serve as a basis therefor, considered by the Trustees of the Fund, for a period of not less than six years from the date of this Plan, the agreement or report, as the case may be, the first two years in an easily accessible place.

10.      Non-Recourse

         Reference is hereby made to the Agreement and Declaration of Trust dated December 18, 1995 establishing the Fund, to the Fund's Certificate of Trust, also dated December 18, 1995, which is on file with the Office of the Secretary of State of the State of Delaware, and to any and all amendments thereto. The name Phoenix-Seneca Funds refers to the Trustees under said Declaration of Trust, as Trustees and not personally, and no Trustee, shareholder, officer, agent or employee of the Fund shall be held to any personal liability in connection with the affairs of the Fund; only the trust estate under said Agreement and Declaration of Trust is liable. Without limiting the generality of the foregoing, neither the Underwriter nor any of its officers, directors, partners, shareholders or employees shall, under any circumstances, have recourse or cause or willingly permit recourse to be had directly or indirectly to any personal, statutory, or other liability of any shareholder, Trustee, officer, agent or employee of the Fund or of any successor of the Fund, whether such liability now exists or is hereafter incurred for claims against the trust estate.